UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HOOKER FURNITURE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 7, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Piedmont Arts Association at 215 Starling Avenue, Martinsville, Virginia, on Tuesday, June 7, 2011, at 2:00 p.m., for the following purposes:

▪	To elect as directors the seven nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;

▪	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2012;

▪	To cast an advisory vote on the Company’s executive compensation as disclosed in the attached proxy statement;

▪	To cast an advisory vote on how frequently the Company should hold advisory votes on the Company’s executive compensation; and

▪	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on April 18, 2011 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that you may be certain that your shares are represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary
May 6, 2011

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 7, 2011

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 7, 2011, at 2:00 p.m., at the Piedmont Arts Association at 215 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 6, 2011 to all holders of record on April 18, 2011 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

▪	delivering a written notice to the Secretary of the Company;

▪	executing and delivering a later-dated proxy; or

▪	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on June 7, 2011:

The proxy statement and annual report to shareholders are available at:

http://tinyurl.com/hookerproxy2011 or http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25490

Voting Rights

On April 18, 2011, the record date for the Annual Meeting, there were 10,782,068 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the seven nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors.

Shareholders may indicate their preference for how frequently the Company should hold advisory votes on executive compensation by choosing among four options, holding the vote every one, two or three years, or abstaining.

Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm and the advisory vote on executive compensation, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted on a matter are not considered cast either for or against that matter and, therefore, will have no effect on the outcome of that matter.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted

▪	“FOR” the election of the director nominees listed on the proxy card;

▪	“FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2012;

▪	“FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

▪	“FOR” an annual advisory vote on the compensation of the Company’s named executive officers; and

▪	In the discretion of the persons named in the proxies upon any other matter(s) that may come before the meeting or any adjournment of the meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, E. Larry Ryder, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected.  Except for Mr. Ryder, all nominees listed were previously elected directors by the shareholders. Mr. Ryder was elected by the Board of Directors effective February 1, 2011. Each director nominee has consented to being named as a nominee for election at the Annual Meeting. The Board of Directors of the Company presently consists of seven directors whose terms expire at the time of the 2011 Annual Meeting upon election of their successors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, the shares represented by those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Information regarding each nominee follows.

Paul B. Toms, Jr., 56, has been a director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 and President since November 2006. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. His long tenure with the Company in senior and executive management roles and his position as the Company’s President and Chief Executive make him uniquely qualified to serve as a director of the Company.

W. Christopher Beeler, Jr., 59, has been a director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. He served on the board of directors and as a member of the audit committee of BB&T of Virginia (a wholly owned subsidiary of BB&T Corporation) from 1999-2006 and is a certified public accountant licensed in the Commonwealth of Virginia. Mr. Beeler is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Beeler’s executive experience, which encompasses traditional corporate management functions such as treasury and cash management, sales, information technology, manufacturing, distribution, human relations, as well as short-range and long-range planning, complements Mr. Toms’ experience and well qualifies him to serve as a director of the Company.

John L. Gregory, III, 63, has been a director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. The knowledge and experience Mr. Gregory has gained from his 23 years of experience as a director with the Company and his 38 years of experience as an attorney well qualify him to serve as a director of the Company.

E. Larry Ryder, 63, has been a director since February 1, 2011. He is the recently retired Executive Vice President – Finance and Administration and Chief Financial Officer of the Company, with 34 years of experience in that and other senior management roles with the Company. His familiarity with the Company’s strategy, operations, personnel and prior board deliberations, along with his extensive knowledge of the home furnishings industry and the investment community, well qualify him to serve as a director of the Company.

Mark F. Schreiber, 69, has been a director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture, a subsidiary of Berkshire Hathaway. He held that position from 1995 until his retirement in 2003. Mr. Schreiber is a member of the Audit Committee and the Compensation Committee. His executive experience with one of the nation’s largest furniture retailers provides valuable insight into an important segment of the Company’s customer base and well qualifies him to serve as a director of the Company.

David G. Sweet, 64, has been a director since 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation. He held that position from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Before 2000, Mr. Sweet held various management positions, including that of Assistant Corporate Treasurer, during his career with VF Corporation. Mr. Sweet is a member of the Audit Committee and the Nominating and Corporate Governance Committee. His 26 years of senior management experience at VF Corporation, including his operations experience in supply chain management, forecasting, production planning, product sourcing and distribution, well qualifies him to serve as a director of the Company.

Henry G. Williamson, Jr., 63, has been a director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of Williamson Media Corporation, which is involved in web-based commerce. Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee. His executive management experience at a large publicly traded company, including his financial oversight responsibilities, and his extensive knowledge of finance and banking well qualify him to serve as a director of the Company.

CORPORATE GOVERNANCE

The Board of Directors is comprised of:

▪	the Chairman of the Board of Directors, who also serves as the Company’s President and Chief Executive Officer,

▪	the Company’s former Executive Vice President – Finance and Administration and Chief Financial Officer and

▪	five independent directors.

The Nominating and Governance Committee regularly reviews the appropriateness of the combined position of Chairman of the Board and principal executive officer. The Committee believes that it is in the best interests of the Company and its shareholders for the Board to continue to combine the roles of Chairman and Chief Executive Officer due to the depth of knowledge, experience and expertise of the Company’s current Chairman and Chief Executive Officer.  The Committee believes that combining these two roles creates a single focal point for Company leadership and projects a clear sense of direction to shareholders and employees within an industry that is in the midst of rapid change. The Committee will continue to regularly review the appropriateness of this combined role.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is in the best interests of the Company and its shareholders to designate a lead director. On April 12, 2011, the Board’s independent directors designated W. Christopher Beeler, Jr. as lead director for the 2011-2012 term of service, subject to his election at the 2011 Annual Meeting.  The Board believes that having a lead director will, among other things, allow Mr. Toms to more freely focus on the Company’s strategy, business and operations, while preserving the benefits of having a single focal point for Company leadership in his current combined role of Chairman, President and Chief Executive Officer. Mr. Beeler’s duties will include presiding over executive sessions of the Company’s independent directors, facilitating information flow and communication among the directors and performing other duties as requested by the Board.

The Board of Directors held nine meetings during the fiscal year ended January 30, 2011 (“fiscal 2011”). The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met four times, the Audit Committee met four times and the Nominating and Corporate Governance Committee met two times in fiscal 2011. Each incumbent director attended at least 75% of the total fiscal 2011 Board meetings and Committee meetings held during the period that he was a member of the Board or those Committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. The independent directors meet in executive session at each Board meeting at which only independent directors are present.  It is the Company’s policy that each of the directors is expected to attend the Company’s Annual Meetings. All of the Company’s directors attended the 2010 Annual Meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Beeler (Chairman), Gregory and Sweet:

▪	identifies individuals qualified to become Board members;

▪	selects, or recommends that the Board select, nominees to the Board and each Committee;

▪	assists the Board with respect to corporate governance matters applicable to the Company; and

▪	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for:

▪	evaluating and making recommendations to the Board regarding the size and composition of the Board;

▪	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

▪	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Committee seeks candidates who:

▪	possess a reputation for adhering to the highest ethical standards and have demonstrated competence, integrity, and respect for others;

▪	have demonstrated excellence in leadership, judgment and character;

▪	have diverse business backgrounds, with a wide range of relevant education, skills and professional experience that will complement and enhance the Company’s business and strategy; and

▪	have the time to devote to Board and Committee service and are free of potential conflicts of interest.

While the Board has no formal policy regarding diversity, the Committee considers the diversity of the Board when identifying nominees for director. Such diversity may include a variety of different personal, business and professional experiences, as well as a variety of opinions, perspectives, backgrounds and other characteristics.

In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to re-nominate the director.

The Committee also facilitates the Board’s annual self-assessment and is responsible for recommending director compensation to the Board of Directors.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder for the 2012 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the procedures for the nomination of directors in the Company’s bylaws (including Article III, Section 3 of the bylaws) and is received at the Company’s principal executive offices on or before January 7, 2012. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:

▪	the name and address of the shareholder making the recommendation;

▪
a representation that the shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

▪
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

▪
information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the United States Securities and Exchange Commission (“SEC”), if the candidate were to be nominated by the Board of Directors;

▪	information concerning the director candidate’s independence as defined by applicable SEC rules and NASDAQ listing standards; and

▪	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Gregory (Chairman), Schreiber and Williamson. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the Chief Financial Officer and each of the Company’s other executive officers. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com.  The charter delegates to the Committee a number of specific responsibilities for establishing, reviewing, approving, monitoring and administering executive compensation.  In addition, the charter requires that each member of the Compensation Committee be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each Committee member meet NASDAQ’s director independence requirements.  The Report of the Compensation Committee can be found on page 10.

The Committee has the authority, without any further approval from the Board, to retain advisers, as it deems appropriate, including compensation consultants.  In retaining an adviser, the Committee has sole authority to approve the adviser’s fees and other retention terms, and has the sole authority to terminate the adviser.

During fiscal 2011, the Committee consulted with Longnecker & Associates, an independent compensation consulting firm, to advise the Committee on compensation trends and assist the Committee in the development of a new compensation peer group. The compensation consulting firm reports directly to the Chairman of the Committee, and the Committee approves the scope of the compensation consulting firm’s work and fees.  The compensation consulting firm participates in meetings with the Committee at its request, including executive sessions during which Company management is not present. Longnecker & Associates does not perform any other work for the Company.

The Committee typically meets three or four times each year.  During the 2011 fiscal year, it met four times.  The Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when the Committee considers their input relevant or necessary.  A portion of each meeting is generally held in executive session, as the Committee deems appropriate.  The Chief Executive Officer and the Chief Financial Officer do not attend any meetings held in executive session.  The Chairman reports the Committee’s decisions on executive compensation to the Board, and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of independent directors only.

The Chief Executive Officer makes recommendations to the Committee concerning annual base salaries and annual cash incentive opportunities for the other executive officers of the Company.  Decisions regarding compensation for other employees are made by the Chief Executive Officer in consultation with other members of senior management.  Management assists the Committee in administering various elements of the Company’s executive compensation program.  The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting.

Audit Committee

The Audit Committee, which presently consists of Messrs. Williamson (Chairman), Beeler, Schreiber and Sweet:

▪	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

▪	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm; and

▪	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Audit Committee is independent as defined by applicable SEC rules and NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 9.

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose a “related party transaction” includes any transaction, arrangement or relationship involving the Company in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the SEC. The Company did not have any such transactions during fiscal 2011.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees and directors, including the principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.hookerfurniture.com.  Amendments of and waivers from the Company’s Code of Business Conduct and Ethics will be posted to the website when permitted by applicable SEC and NASDAQ rules and regulations.

The Role of the Board of Directors in Risk Oversight

The Board of Directors or an appropriate Committee of the Board of Directors provides oversight for Company-wide risk management and performs its oversight role in many different ways, including by:

▪	reviewing and approving the Company’s annual operating and capital budgets;

▪	reviewing the Company’s quarterly and year-to-date operating results and discussing those results with executive management;

▪	reviewing management’s quarterly risk assessment reports; and

▪	reviewing reports regarding the Company’s internal control over financial reporting from its independent registered public accounting firm.

The Audit Committee meets in executive session with the Company’s independent auditors to discuss topics related to the Company’s financial reporting and internal control. Additionally, the Nominating and Corporate Governance Committee and the Compensation Committee meet periodically to address governance and compensation issues, including compensation-related risks. The Committees have the authority to utilize outside advisors and experts when needed.

The Chairman and Chief Executive Officer’s membership on the Board gives the Board valuable insight into the Company’s operations and risks. Mr. Toms’ unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the risks the Company faces. The Board also engages in discussions regarding risk management in executive session without the participation of the Chairman and Chief Executive Officer.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for recommending director compensation to the Board of Directors.  The non-employee director compensation arrangements discussed below were recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.  The following table sets forth non-employee director compensation paid for fiscal year 2011, including a transition period consisting of a portion of the fiscal year (as described below).

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards(2)	All Other Compensation(3)	Total

W. Christopher Beeler, Jr.
Transition Period	$14,792	$7,393	$357	$22,542
2010-2011 Term	35,500	17,113	1,473	54,086
Total	$50,292	$24,506	$1,830	$76,628

John L. Gregory, III
Transition Period	$13,333	$6,668	$322	$20,323
2010-2011 Term	32,000	15,424	1,328	48,752
Total	$45,333	$22,092	$1,650	$69,075

Mark F. Schreiber
Transition Period	$13,542	$6,768	$327	$20,637
2010-2011 Term	32,500	15,659	1,349	49,508
Total	$46,042	$22,427	$1,676	$70,145

David G. Sweet
Transition Period	$13,542	$6,768	$327	$20,637
2010-2011 Term	32,500	15,659	1,349	49,508
Total	$46,042	$22,427	$1,676	$70,145

Henry G. Williamson, Jr.
Transition Period	$15,625	$7,819	$377	$23,821
2010-2011 Term	37,500	18,075	1,557	57,132
Total	$53,125	$25,894	$1,934	$80,953

(1)   Includes annual retainer fees and Committee and Committee chair fees paid in February 2010 and June 2010, as described in greater detail below.
(2)   These amounts are the aggregate grant date fair value of shares of restricted stock awarded to each non-employee director on January 15, 2010 and June 11, 2010 under the Company’s Stock Incentive Plan, determined in accordance with stock-based compensation accounting standards (Topic 718 of the Accounting Standards Codification). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of assumptions used in calculating award values, refer to note 12 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2011, as filed with the SEC.
(3)   This column shows the aggregate dividends paid to each non-employee director during the fiscal year ended January 30, 2011 with respect to the unvested shares of restricted stock. The non-employee directors held the following number of shares of unvested restricted stock as of January 30, 2011: W. Christopher Beeler, Jr., 4,308; John L. Gregory, III, 3,884; Mark F. Schreiber, 3,943; David G. Sweet, 3,943; Henry G. Williamson, Jr., 4,552.

The Company’s non-employee directors have traditionally been compensated on a calendar-year basis. Effective with the 2010 Annual Meeting, non-employee directors are now compensated based on their term of service, which typically begins with the election of directors at the Company’s Annual Meeting and which is referred to as a “service year.”

For the five-month transition period from January 1, 2010 to the Annual Meeting held June 8, 2010, the Company’s non-employee directors were paid the following cash compensation:

▪	$8,333 retainer for service on the Board; plus

▪	$3,542 for serving on the Audit Committee and $1,667 for serving on each of the Compensation and Nominating and Corporate Governance Committees; and

▪	an additional $2,083 for the Chair of the Audit Committee, $1,667 for the Chair of the Compensation Committee and $1,250 for the Chair of the Nominating and Corporate Governance Committee.

For the 2010-2011 service year, non-employee directors received:

•	an annual cash retainer of $20,000; plus

•	$8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation Committee and Nominating and Corporate Governance Committee; and

•	the Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional $5,000, $4,000 and $3,000, respectively.

Non-employee directors also received grants of restricted stock under the Company’s Amended and Restated 2005 Stock Incentive Plan (“Stock Incentive Plan”). The number of shares of restricted stock awarded to each non-employee director is determined by dividing fifty percent of the total cash fees payable to that director by the fair market value of the Company’s Common Stock on the award date (the average of the high and low market price of the stock on the day prior to the grant date) and rounding to the nearest whole share. The restricted stock becomes fully vested, and the restrictions applicable to the restricted stock lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s attainment of age 75, or a change in control of the Company.

Directors are reimbursed for reasonable expenses incurred in connection with attending Board and Committee meetings or performing their duties as directors. Mr. E. Larry Ryder received a cash retainer of $6,667 for his service on the Board for the period from February 1, 2011, the effective date of his election to the Board, to the date of the 2011 Annual Meeting. Mr. Toms receives no compensation for serving on the Board of Directors or for attending Board or Committee meetings other than reimbursement for expenses.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended January 30, 2011 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Rule 3526. The Committee has also considered whether the provision of non-audit related services by the independent registered public accounting firm is compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for filing with the SEC.

Henry G. Williamson, Jr., Chairman
W. Christopher Beeler, Jr.
Mark F. Schreiber
David G. Sweet

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John L. Gregory, III, Chairman
Mark F. Schreiber
Henry G. Williamson, Jr.

Compensation Risk Assessment

As part of its oversight responsibilities, the Compensation Committee, with assistance from management, annually reviews the Company's compensation policies and practices for all employees to determine whether they are reasonably likely to present a material adverse risk to the Company. Their review includes, among other things, a consideration of the incentives that the Company’s compensation policies and practices create and factors that may affect the likelihood of excessive risk taking. Based on its most recent review, the Committee concluded that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board oversees the Company’s executive compensation program.  The Committee makes decisions regarding the compensation of the Company’s “named executive officers,” which typically consist of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company.  The named executive officers for fiscal 2011 are listed in the Summary Compensation Table on page 21.  The Committee also determines the compensation of the other executive officers of the Company.  More information concerning the composition of the Committee and its authority and responsibilities can be found under Compensation Committee on page 6.

Our Compensation Philosophy

A key objective of the Company’s executive compensation program is to attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders.  Another objective of the program is to motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.  The Committee believes that having a stable executive management team is necessary to achieve the Company’s profitability objectives, particularly in light of the operating challenges that the current economic environment poses for the furniture industry.

Our Compensation Program

The Company’s executive compensation program employs several elements of compensation to achieve the objectives of its compensation philosophy. The primary elements of the program are base salary, an annual cash incentive, a long-term performance incentive, and supplemental retirement and life insurance benefits.  The Company has also entered into employment agreements with executive officers under certain circumstances (as discussed further below).  These elements are structured to compensate executives over three separate timeframes:

▪
Annual compensation.  Base salaries are set for each calendar year based on Company performance and the individual executive’s performance during the preceding calendar year.  The annual cash incentive is determined based on the Company’s financial performance during the fiscal year, and may be adjusted upward or downward within certain established limits based on an evaluation of the executive’s individual performance during that fiscal year.

▪
Longer-term compensation.  Long-term performance incentives are designed to reward executives if the Company achieves specific performance goals over multi-year periods.  The amounts payable to executives under the program vary based on the extent to which those goals are achieved or surpassed.

▪
Full career and time-specific compensation.  Supplemental retirement and life insurance benefits are linked to an executive’s continued employment with the Company to a specified age.  Employment agreements are designed to retain the covered executives for a minimum defined period of time.

The Committee believes that the objectives of the Company’s compensation program can be best attained by structuring the program to provide compensation over these separate timeframes.  For example, the Committee views annual and longer term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders.  In addition, the Committee believes that compensation tied to service over a full career or a specific period helps to promote executive retention.

Fiscal Year 2011 in Review

Net sales increased approximately six percent in fiscal 2011, while the Company’s net income increased approximately eight percent as compared to the prior fiscal year. Consolidated budgeted sales and income goals were not achieved. However, the Company’s casegoods division exceeded the $8.5 million pretax operating income threshold set by the Compensation Committee for awarding annual cash incentive awards.

The following are the principal factors that impacted the Company’s results for fiscal 2011:

▪	Net sales increased by $12.1 million, or 5.9%, to $215.4 million
o	Casegoods net sales increased $2.8 million, or 2.0%, to $143.2 million
o	Upholstery net sales increased $9.3 million, or 14.8%, to $72.3 million

▪	Gross margins for fiscal 2011 deteriorated due primarily to:
o	higher freight costs on imported products
o	a $500,000 casualty loss charge related to a fire at one of the Company’s distribution facilities
o	These higher costs were partially offset by higher margins in the upholstery division, primarily due to efficiencies resulting from increased upholstery sales.

▪	Selling and administrative expenses decreased primarily as a result of:
o	cost cutting measures implemented during fiscal 2010.
o	lower professional services and lower bad debts, partially offset by increased commissions and design fees

▪	Operating income decreased to $4.1 million, or 1.9% of net sales principally due to the aforementioned items and:
o	restructuring and asset impairment charges of $1.8 million pretax, which consisted of:
▪	$1.4 million pretax related to the consolidation of Bradington-Young’s Cherryville, NC manufacturing facility and offices to Hickory, NC
▪	$396,000 pretax related to the impairment of the Company’s Opus Designs by Hooker trade name

Based on the Company’s fiscal 2011 financial performance, the economic environment, industry trends and other factors, as described below, the Compensation Committee made the following decisions regarding compensation for the Company’s named executive officers during fiscal 2011:

▪
Base salary – Other than to reflect an increase in responsibilities and a promotion for one of the named executive officers, no named executive officers received an increase in base salary for fiscal year 2011.

▪
Annual cash incentive – The Company’s casegoods division exceeded the fiscal 2011 pre-tax operating profit threshold set by the Compensation Committee. Consequently, Messrs. Harm and Raymond received an annual cash incentive because their annual cash incentive is tied to the casegoods division’s performance. No other named executive officer received an annual cash incentive, because pretax operating profit thresholds were not met for the Company on a consolidated basis or for the upholstery division.

▪	Long-term performance incentive grants – The Compensation Committee awarded 2-year and 3-year long-term performance grants on April 28, 2010. These grants:

□	reflect the fact that the 3-year long-term performance grants awarded on April 28 2008 were set to expire at the end of fiscal 2011; and

□
reward executives if the Company achieves specific performance goals over the 2-year and 3-year periods covered by the grants, thereby serving to allow the Company to retain, motivate and appropriately reward talented employees who could contribute to the Company’s financial growth and success.

▪	Supplemental retirement and life insurance benefits for Mr. Toms– In order to create additional retention incentives for Mr. Toms, the Compensation Committee:

□
increased the percentage of final average compensation payable to Mr. Toms under the Company’s supplemental retirement income plan from 40% of final average compensation to 50% of final average compensation; and

□	increased the death benefit payable under the supplemental life insurance program to Mr. Toms’ beneficiaries from $1.5 million to $2.5 million.

▪
Employment agreements – The Compensation Committee approved employment agreements between the Company and Messrs. Raymond and Cohenour, primarily in order to retain their services for a specified period.

Process for Determining Executive Compensation

The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities and determines long-term incentive compensation for the Company’s executive officers.  The Committee follows the processes and considers the information discussed below in setting executive compensation.

Competitive Pay Data

As further discussed under Compensation Committee on page 6, the Committee has, from time to time, retained a compensation consulting firm to provide data concerning compensation levels and practices of companies that are representative of companies that the Company competes with for executive talent (the “peer group”).  The compensation consultant also provides information compiled from industry surveys. The Committee does not benchmark compensation for its executive officers to any particular level or target based on this comparable compensation data. Instead, the Committee considers this pay data as one of many factors when determining the appropriateness of individual elements of compensation as well as the total compensation payable to the Company’s executive officers.

The comparable compensation data provided by the compensation consultant is drawn from published compensation surveys for companies in the casegoods and upholstered household furniture industry, as well as other comparable companies based on size and type of business, with annual revenue levels similar to the Company’s and from a peer group of industry competitors with annual revenues and market capitalizations substantially similar to the Company’s. The Committee periodically monitors the composition of the peer group to confirm that it is comprised of companies that are close to the Company’s size and market capitalization and are representative of its competitors for executive talent.

In 2011, the Compensation Committee retained Longnecker and Associates, an executive compensation consulting firm, to review and revise, as Longnecker deemed appropriate, the peer group that the Compensation Committee had used in prior fiscal years. Longnecker developed a revised peer group of companies that were selected based on their comparability to Hooker Furniture in terms of annual revenue, type of business and similarity of end markets. The companies in the peer group for fiscal 2011 were:

▪	Ethan Allen Interiors Inc.

▪	Russ Berrie & Company, Inc.

▪	Stanley Furniture Company, Inc.

▪	Bassett Furniture Industries, Incorporated

▪	Flexsteel Industries, Inc.

▪	Virco Mfg. Corporation

▪	Select Comfort Corporation.

▪	CSS Industries, Inc.

▪	Dixie Group, Inc.

▪	Culp, Inc.

Company Performance

Each year the Committee considers which measures of Company financial performance to use in setting annual and longer-term incentive compensation for the executive officers.  The Committee has traditionally linked annual cash incentives to the Company’s attainment of specific levels of consolidated pre-tax income.  Longer term incentives are linked to achievement of a different set of performance measures.  In fiscal 2011, the long-term performance awards granted to executive officers were directly linked to the attainment of targeted levels of cumulative earnings per share and average annual return on equity over a two-year and a three-year period.

The Committee believes that these are appropriate performance measures on which to base incentive compensation because they are the same financial measures that are used by management in making day-to-day operating decisions and in setting strategic goals. In addition, these measures are used by the Board in evaluating Company performance.  The Committee generally consults with the Chief Executive Officer and other senior executives, as well as the Committee’s independent compensation consultant, before setting performance levels for annual and long-term incentive compensation.

Individual Performance

The Committee annually assesses the individual performance of each executive officer.  Individual performance is considered by the Committee when setting an executive officer’s base salary and when determining the amount payable to each executive officer under the annual cash incentive program.  Each executive’s performance is measured against specific personal objectives that were established early in the year.  The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee.  Other executive officers establish their individual objectives in consultation with the Chief Executive Officer.  These objectives may include both subjective and quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.

The Committee’s assessment of each executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer.  The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual spheres of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program.  Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program.

Executive Compensation Decisions for Fiscal 2011

For the 2011 fiscal year, the primary elements of compensation for the named executive officers were:

▪	base salary (set on a calendar year basis),

▪	an annual cash incentive opportunity (based on fiscal year performance),

▪	long-term performance incentive grants,

▪	supplemental retirement and life insurance benefits for four of the named executive officers and

▪	employment agreements with three of the named executive officers.

Shortly after the beginning of the 2011 fiscal year, the Committee reviewed base salaries for each named executive officer and approved the terms of the annual incentive plan.

Base Salary

Management recommended to the Committee that the 2010 calendar year base salaries for each named executive officer be maintained at the same levels as in effect for 2009, other than for Mr. Cohenour.  Management proposed an increase of $30,000 for Mr. Cohenour in light of a substantial increase in the responsibilities associated with his management of the Company’s casegoods marketing and merchandising departments.

The Committee reviewed the proposal and discussed with its compensation consultant the general reasonableness of the proposed salary levels. The consultant’s determination regarding the reasonableness of the proposed base salary levels was not based on benchmarking the new salary amounts to any particular level or target, but was instead based on the consultant’s determination that the new salaries were not outside the overall range of salaries for similar positions in other Companies in the Company’s peer group.  After considering the Company’s performance, the general economic climate, management’s input and the consultant’s recommendations, the Committee determined that it would be appropriate to maintain the named executive officers’ base salaries at previous levels with no increases, except for Mr. Cohenour.  Mr. Cohenour had assumed significant additional duties and the Committee determined that it would be appropriate to increase his base salary by $30,000 to reflect the expansion of his responsibilities and to achieve a salary appropriate to the position.

 On June 8, 2010, the Committee further increased Mr. Cohenour’s base salary by approximately $48,000 when Mr. Cohenour was promoted to the position of President – Casegoods Division in order to appropriately compensate Mr. Cohenour for the increased responsibilities of his new position.

Annual Cash Incentive

The fiscal 2011 annual cash incentive plan was generally similar to the plan that the Committee adopted for fiscal 2010.  The incentive opportunity for each named executive officer was determined by the Committee using a two-step process:

▪	First, the Committee approved a base incentive for each named executive officer equal to a specified percentage of:

o	consolidated total annual pre-tax income above a threshold amount for Messrs. Toms and Ryder;

o	total annual pre-tax income for the casegoods division above a threshold amount for Messrs. Harm, Raymond and Cohenour; and

o	a specified percentage of each upholstery company’s pretax operating profit, with 50% based on domestic production and 50% based on the division’s pretax operating profit for Mr. Cole.

▪
Second, the Committee assigned a range for each executive officer by which the Committee in its discretion could increase or decrease the executive’s base incentive depending on his individual performance for fiscal 2011 (the executive’s “individual performance adjustment factor”).

Annual pre-tax income was used for the purpose of establishing the minimum level of performance necessary for any executive to be eligible to receive an annual cash incentive, and for measuring the base amount of an executive’s incentive payment.  The Committee determined that linking annual performance pay to consolidated or division annual pre-tax income would create an effective incentive for executive officers to achieve a high level of earnings for the year.  The Committee also determined that pre-tax income was an appropriate performance measure because management decisions and execution of those decisions have a direct impact the Company’s pre-tax income.

The pre-tax income threshold for the 2011 fiscal year was set at $8.5 million on both a consolidated basis and for the casegoods division. The Committee set the target at this level after reviewing the fiscal 2011 profit plan that the Board had previously approved in consultation with management, and after considering the Company’s profit potential, the impact of the recession on the Company and the home furnishings industry at large and the likelihood of a near-term economic recovery. Based on these factors, the Committee concluded that $8.5 million was an appropriate threshold to incent executive officers to attain the desired level of performance for fiscal 2011.  The Committee retained discretion to make adjustments to the calculation of pre-tax income for the annual incentive program if, in the Committee’s judgment, adjustments would be necessary or appropriate to address unique expenses or gains during the year that were outside of management’s control or that, if not taken into account, might create a disincentive for management to focus on the longer-term interests of the Company and its shareholders.  The Committee did not make any such adjustments for fiscal 2011.

Mr. Cole’s base incentive award was structured differently in order to incent him to achieve specific improvement in the performance of the Company’s upholstery division. The Committee set his annual incentive award at an amount equal to the sum of 5% of the pretax operating profit of the Company’s Sam Moore operation and 4% of the pretax operating profit of the Company’s Bradington-Young operation, with 50% based on the upholstery division’s total pretax operating profit and 50% based on the pretax operating profit of the domestic operation of the upholstery division, subject to additional adjustment for individual performance of between plus or minus 12.5%.

Mr. Cole was eligible to be paid 50% of this target amount if the objectives for domestic upholstery production were met, and he was eligible to be paid the remaining 50% of this target amount if the upholstery division’s total pretax operating profit met a specific threshold. Operating income for the upholstery division is a component of the Company’s consolidated operating income reported in its audited financial statements and is determined in accordance with U.S. generally accepted accounting principles. Operating income is generally calculated as net sales less cost of sales, selling and administrative expenses, and any unique expenses and gains, such as goodwill and intangible asset charges and restructuring charges. However, the Committee could consider excluding some unique items, such as impairment charges related to the Company’s intangible assets. The Committee did not make any such adjustments for fiscal 2011.

The Committee approved a base incentive for each named executive officer that correlated in the Committee’s view to each executive’s respective level of management responsibilities and potential to affect the financial performance of the Company.  The base incentives were determined as a fixed percentage of pre-tax income in excess of the threshold. With the exception of Mr. Cole, the base incentive percentage assigned to each named executive was the same percentage assigned under the annual cash incentive plan for the prior fiscal year.

The Committee did not consider peer group data in making this decision because, as noted above, the Committee does not benchmark annual incentive opportunities to any particular level or target of peer group compensation and because the Committee determined that under current business conditions the base incentives used under the prior year’s program would provide an appropriate incentive for the 2011 fiscal year. The threshold was determined based on the Company’s annual budget, which had been previously approved by the Board of Directors. While the base incentive percentages were typically held constant, the Committee reserved discretion to change the threshold as it deemed appropriate to reflect changes in business conditions. The Committee determined that this approach provided an appropriate incentive for the named executive officers to increase net income, and was balanced by the risk that no incentive would be paid if the Company failed to exceed the minimum earnings threshold approved by the Committee for the year.  The base incentives for each of the named executive officers were as follows:

Name	% of Fiscal 2011 Pre-tax Income Above $8.5 Million Threshold
Paul B. Toms, Jr.	0.75% (1)
E. Larry Ryder	0.65% (1)
Alan D. Cole	(2)
Raymond T. Harm	0.50% (3)
Arthur G. Raymond, Jr.	0.50% (3)
Bruce R. Cohenour (4)	0.60% (3)

(1) Calculated on the Company’s consolidated fiscal 2011 pre-tax operating income in excess of the $8.5 million threshold.
(2)   Mr. Cole’s annual incentive award is set at 5% of Sam Moore’s pretax operating profit and 4% of Bradington-Young’s pretax operating profit, with 50% based on the upholstery division’s consolidated pretax operating profit and 50% based on the division’s domestic pretax operating profit.

(3) Calculated on the casegoods division’s fiscal 2011 pre-tax operating income in excess of the $8.5 million threshold.
(4)   Mr. Cohenour served as President - Casegoods Division until he resigned effective November 30, 2010. Upon his resignation he became ineligible to receive any payment under the annual cash incentive plan.

The second step of the annual incentive setting process was to assign a range by which the Committee could increase or decrease, in its discretion, the base incentive earned by each executive depending on his individual performance for fiscal 2011.  The Committee believes that adjusting the base incentive to account for attainment of individual performance goals enables the Committee to more specifically recognize individual performance that impacts the Company’s financial and business performance.  The adjustment process is subjective.  There are no quantitative or comparative standards used by the Committee in deciding whether and by how much to adjust an executive’s base incentive, even though the performance goals set by executives may include quantitative or comparative standards.

For fiscal 2011, the individual performance adjustment factor approved for Mr. Toms was up to plus or minus 25% of his base incentive, depending on whether or not Mr. Toms achieved his individual goals.  For the remaining executive officers, the individual performance adjustment factor was up to plus or minus 12.5% of the base incentive.  The Committee established a larger potential adjustment for Mr. Toms to reflect that his individual performance could have a greater potential impact on the performance of the Company than any of the other executive officers.  Mr. Cole’s individual performance adjustment factor applied to the sum of the amounts determined under the Company’s pre-tax income performance incentive and the performance incentives for the two upholstery divisions.

Mr. Toms submitted individual goals for the 2011 fiscal year to the Committee, which he determined were integral to achieving the Company’s financial and business objectives for the year.  Mr. Toms reviewed these performance goals, and the Company’s overall performance, with the Committee for compensation setting purposes.  Each of the other named executive officers developed his own individual performance goals for fiscal 2011, which Mr. Toms reviewed and approved after consultation with the executives.

The Company’s consolidated pre-tax income and total pretax operating profit of the upholstery division did not exceed the minimum thresholds set under the annual cash incentive plan for fiscal 2011. As a result, Messrs. Toms, Ryder and Cole did not earn a base incentive, and thus no adjustment was made for individual performance.  However, the Company’s casegoods division exceeded its performance threshold for fiscal 2011 by approximately $1.6 million.  As a result, Messrs. Harm and Raymond each received base incentives under the annual incentive plan of $8,042.  No individual performance adjustment was recommended by Mr. Toms for either executive, nor was such an adjustment considered by the Committee.

Long-Term Performance Incentive

During fiscal 2011, the Committee awarded two performance grants to each named executive officer and to certain other senior executives under the Company’s Stock Incentive Plan.  The performance grants were designed to create an incentive for executives to attain the Company’s longer-term financial goals, better align the executives’ interests with those of the Company’s shareholders and help attract new and retain existing executive talent.

The performance grants entitle the executive to receive a payment equal to the executive’s “target amount,” increased or decreased by a percentage based on the Company’s cumulative earnings per share (“EPS”) and average annual return on equity (“ROE”) for a specified performance period.  Each executive’s target amount is expressed as a percentage of the executive’s base salary for the current calendar year.  The performance period for the first performance grant ends on January 29, 2012 and the performance period for the second performance grant ends on February 3, 2013.

If the Company’s cumulative EPS and average annual ROE for a performance period do not meet the target levels, but do meet minimum threshold levels, the payout amount under the performance grant will be reduced to a lower percentage of the target amount based on the Company’s actual performance. If the Company’s cumulative EPS and average annual ROE both equal the minimum threshold levels, the payout amount will be 50% of the participant’s target amount. If the Company’s cumulative EPS and average annual ROE exceed the designated target levels, the payout amount will be increased to a higher percentage of the target amount based on the actual level of performance, up to 150% of the target amount.  The payout amount, if any, under each performance grant will be paid in cash, shares of the Company’s common stock or both, as the Committee determines in its discretion.  No more than $500,000 may be paid to any executive officer under a performance award.

The Committee believes that performance objectives based on a combination of cumulative EPS and average annual ROE will help balance the emphasis in the annual incentive plan on maximizing pre-tax earnings with a concern for the impact of operational decisions on longer-term shareholder return.  The use of a combination of two performance objectives is designed to offset the potential effects of certain transactions that might disproportionately impact one objective or the other and to achieve payments under the plan that correlate with true growth in shareholder value.  In computing cumulative EPS and average annual ROE, the impact of significant share repurchase activity or significant acquisitions and divestitures of businesses will be disregarded because taking those events into account might give the executives a disincentive to pursue the longer-term interests of the Company and its shareholders.

In most cases, an executive must remain employed through the end of the performance period to be paid any amount under his performance grant.  However, if an executive’s employment is terminated due to death or disability and he otherwise would have been entitled to a payment had he in fact remained employed to that date, he will be entitled to a pro-rated cash payment at the end of the performance period.  If the Company undergoes a change in control during the performance period and subsequently (a) the executive’s employment is involuntarily terminated other than for “cause” or (b) he terminates employment for “good reason” before the earlier of the end of the performance period or the first anniversary of the change in control, the executive will be paid a lump sum cash payment equal to his target amount.

Supplemental Retirement and Life Insurance Benefits

The named executive officers, other than Messrs. Cole and Raymond, and certain other officers and managers participate in the Company’s Supplemental Retirement Income Plan (“SRIP”).  The SRIP is an unfunded plan that provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s average total cash compensation for the 60 consecutive month period preceding his termination of employment (referred to as his “Final Average Earnings”).  Mr. Toms is eligible to receive a monthly benefit equal to 50% of his Final Average Earnings and each of the other named executive officers is eligible to receive a monthly benefit equal to 40% of his Final Average Earnings. The benefit is paid for 15 years following the executive’s retirement.  As a general matter, an executive is not entitled to receive any benefit under the SRIP unless he remains continuously employed with the Company to age 60.  At age 60, the executive becomes vested in 75% of his accrued benefits and in 5% increments each following year until he becomes 100% vested at age 65, assuming the executive remains continuously employed to the date they attain that age.

The objective of the SRIP is to create an incentive for covered executives to remain in employment with the Company over the balance of their careers, thereby enhancing the stability of the management team and allowing for predictability in succession planning.

Each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company.  The Committee believes that this provision further enhances retention by providing assurance to executives that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control.  The amounts that the named executive officers have accumulated thus far under the SRIP and certain additional information concerning the SRIP can be found in the Pension Benefits table on page 26 and Potential Payments upon Termination or Change-in-Control on page 26.

The Company also maintains an executive life insurance program for the named executive officers, other than Messrs. Cole and Raymond, and for certain other officers.  Like the SRIP, the life insurance program is designed to retain executives through their careers by providing life insurance coverage until they reach age 65, allowing for stability in management and predictability in succession planning.  The death benefit is $1.5 million ($2.5 million for Mr. Toms) if the executive dies on or before his 60th birthday. The death benefit is $1 million if the executive dies after his 60th birthday but on or before his 65th birthday.  The executive may designate the beneficiary to whom the death benefit would be paid.  This coverage terminates immediately once the executive reaches age 65 or if the executive leaves the Company for any reason other than death before reaching age 65.

During its fiscal 2011 deliberations, the Committee noted that total compensation levels for Mr. Toms have consistently been substantially lower than the median levels of compensation for other executives in the Company’s peer group holding similar positions. Although the Committee does not align compensation at any particular level to peer group data, it determined that it would be appropriate to increase both the SRIP and life insurance benefits for Mr. Toms, as a retention incentive and because the annual cost to the Company would be low in light of the relative value of these benefits to Mr. Toms.  Consequently, the Committee approved an increase in Mr. Toms’ life insurance death benefit from $1.5 million to $2.5 million and an increase in his monthly SRIP benefit from 40% of his Final Average Earnings to 50% of his Final Average Earnings. This change to the SRIP resulted in an increase of $192,445 in the present value of Mr. Toms’ accumulated SRIP benefit during fiscal 2011.  If this change had not been made, the present value of Mr. Toms’ accumulated SRIP benefit would have increased by $72,804.  The amount of the life insurance premium assigned to Mr. Toms as compensation increased from $28,515 in fiscal 2010 to $48,050 in fiscal 2011; however, the increase in Mr. Toms’ benefit was provided through the reassignment of certain Company-owned life insurance policies, which resulted in no additional cost to the Company. See the Summary Compensation Table on page 21 for more information regarding these changes. No other provisions of Mr. Toms’ executive insurance arrangement or SRIP benefit were changed.

Employment Agreements

 Generally, the Company does not have employment agreements for its executives.  However, it recognizes that in certain circumstances employment agreements may help it achieve the objectives of its compensation program and its other business goals.  Therefore, it assess on a case-by-case basis whether it may be appropriate to enter into employment or separation agreements.

The Company entered into employment agreements with Messrs. Raymond and Cohenour during fiscal 2011. The decision to enter into the employment agreement with Mr. Raymond was motivated by the desire to encourage him to join the Company’s management team and to retain him for a minimum specified period because of his expertise in operations and supply chain management aspects of the home furnishings industry.  The decision to enter into the employment agreement with Mr. Cohenour was motivated by the desire to continue to retain his services because of his long experience with and knowledge of the Company’s business operations. For further discussion of the terms of these employment agreements, see “Employment Agreements and Other Employment Terms” on page 24.

Other Benefits

The Company maintains a tax-qualified Section 401(k) savings plan for all of its eligible employees, including the named executive officers.  The plan provides for Company matching contributions, which are fully vested upon contribution.  The Company’s other benefit plans include health care dental and vision insurance, group life insurance, disability insurance and tuition assistance. The named executive officers participate in the plans on the same basis as other eligible employees.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest paid executive officers (not including the Company’s principal financial officer) unless this compensation qualifies as “performance-based.”  Amounts payable under the long-term incentive grants that the Committee awarded in fiscal 2011 should qualify as performance-based.  The Company expects that other awards that the Committee may make in the future under the Stock Incentive Plan will also qualify as performance-based.  However, the Committee is not precluded from making payments or granting awards to retain and motivate key executives that do not qualify for tax deductibility.

Management of Compensation-Related Risk

The Company’s executive compensation program is designed to create an incentive for its executives to achieve its annual and longer-term business objectives.  The Committee considers how compensation could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term value.  In order to address this potential risk, the Committee annually reviews the risk characteristics of the Company’s compensation programs generally and considers methods for controlling such risk.  The Committee considers the following characteristics of the Company’s executive compensation program as factors which help mitigate such risk:

▪
the annual cash award program is not based solely on objective performance measures, but is also subject to discretionary adjustment by the Committee based on its evaluation of an executive’s individual performance during the fiscal year;

▪	the authority of the Committee to reduce the long-term incentive plan award or pay no award at all;

▪	overall compensation is balanced between fixed and variable pay, and variable pay is linked to both annual performance and performance over multi-year periods;

▪
SRIP benefit payments are paid directly from then current earnings. Because SRIP benefits are in effect unfunded promises of the Company, the SRIP provides an incentive for the participating executives to consider long-term risks to the financial condition of the Company when making decisions about the Company’s strategy and to pursue strategies that are consistent with the long-term sustainability of the Company and its business;

▪	operating profit goals (inputs for the variable annual and long term incentive compensation plans) are not unduly aggressive;

▪	variable long-term incentive compensation focuses on cumulative EPS and average ROE, thereby balancing both income generation and cost controls;

▪	a consistent compensation philosophy is applied year-over-year and does not significantly change with short-term changes in business conditions;

▪
open dialogue among management, the Committee and the Board regarding compensation policies and practices and the appropriate incentives to use in achieving short-term and long-term performance targets; and

▪	other risk mitigating factors :

o	quarterly financial statement reviews;

o	evaluation of management’s periodic risk assessment report; and

o	quarterly executive sessions at all committee meetings, including executive session with the Company’s independent auditor.

Other Policies and Practices

The Committee has adopted certain guidelines for administering the annual incentive program.  Generally, an executive must remain employed to the last day of the fiscal year to be eligible to receive a payment under the program.  However, executives who terminate employment during the last quarter of the fiscal year due to death or disability or who have attained age 55 and completed 10 years of service, are entitled to receive the same payment that they would have been paid under the program had they remained employed to the end of the fiscal year.  Executives who meet either of those requirements and who terminate employment in the second or third quarter of the fiscal year are entitled to receive 50% or 75%, respectively, of what they would have been paid had they remained employed to the end of the fiscal year.  The guidelines establish procedures for the Committee to review and approve bonus determinations after the Chief Executive Officer and Chief Financial Officer confirm the performance threshold for the fiscal year has been achieved and whether any other conditions under the program have been met for that fiscal year.

The Committee has not adopted stock ownership requirements or guidelines because executives have traditionally had a substantial portion of their retirement benefits invested in Company stock through the Company’s former Employee Stock Ownership Plan and because the Committee has not awarded stock-based compensation outside that plan.  The Committee may consider adopting such policies in the future, particularly if the Committee grants more stock-based incentives.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the three fiscal years ended January 30, 2011 of the Company’s named executive officers.

Name and Principal Position	Year	Salary($)(1)	Bonus ($)	Stock Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(4)	All Other Compensation($)(5)	Total($)
Paul B. Toms, Jr.,	2011	$315,274		$259,833		$192,445	$57,641	$825,193
Chairman, President	2010	309,325				113,954	37,899	461,178
and CEO	2009	309,325		260,698	$26,027		36,635	632,685

E. Larry Ryder, Executive	2011	282,482		197,685		176,610	25,295	682,072
Vice President – Finance	2010	279,842				234,693	25,387	539,922
and Administration and	2009	274,562		198,343	23,685		23,938	520,528
CFO (6)

Alan D. Cole, President–	2011	300,000		216,000			5,621	521,621
Upholstery	2010	300,000					5,621	305,621
	2009	278,802		198,343	7,520		5,797	490,462

Raymond T. Harm, Senior	2011	227,065		133,668	8,042	92,112	37,012	497,899
Vice-President- Sales	2010	227,065				144,909	42,202	414,176
	2009	222,780		134,114	17,351		42,252	416,497

Arthur G. Raymond, Jr.,	2011	250,001		150,000	8,042		5,616	413,659
Senior Vice-President-
Casegoods Operations (7)

Bruce R. Cohenour, Former	2011	244,477	$200,000(9)	151,208			18,115	613,800
President- Casegoods	2010	231,849				39,177	21,202	292,228
Division (8)

(1)	Fiscal year 2011 salary amounts include payments for unused vacation made to Messrs. Toms, Ryder and Harm of $5,949, $7,920, and $4,285, respectively.

(2)
This column shows the aggregate grant date fair value of two-year and three-year performance grants awarded to the named executive officers under the Company’s Stock Incentive Plan during the 2011 fiscal year, determined in accordance with stock-based compensation accounting standards (FASB ASC Topic 718).  The amounts shown are computed assuming that the probable level of performance would be achieved (50% of the target performance levels for the two-year grant and 70% of the target levels for the three-year grant). These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Assuming the maximum level of performance were achieved (150% of the targeted performance levels), the aggregate grant date fair value of these awards would be: Toms, $649,583; Ryder, $494,212; Cole, $540,000; Harm, $334,170; Raymond, $375,000; and Cohenour, $378,019. Mr. Ryder retired at the end of the 2011 fiscal year and Mr. Cohenour resigned effective November 30, 2010. Consequently, both executives forfeited their performance grants. For more information concerning the performance grants refer to the Grants of Plan-Based Awards table on page 23. For more information concerning the calculation of performance grant values, refer to note 12 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2011, as filed with the SEC.

(3)
This column shows amounts earned under the Company’s annual cash incentive plan. For more information regarding the terms of the annual cash incentive plan for fiscal 2011, see the Compensation Discussion and Analysis at page 10. Mr. Cohenour became ineligible to receive any payment under this plan for fiscal 2011 upon his resignation effective November 30, 2010.

(4)
This column shows the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”) at the earliest full benefit retirement age.  During the fiscal year, due to changes in compensation and a decrease in the discount rate used for accounting purposes (from 5.5% to 5.25%), each of the participating named executive officers experienced an increase in the present value of his accumulated SRIP benefit. Additionally, during fiscal 2011 the Committee approved an increase in Mr. Toms’ monthly SRIP benefit from 40% of his Final Average Earnings to 50% of his Final Average Earnings. None of the named executive officers received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis.  Mr. Cohenour became ineligible for SRIP benefits upon his resignation effective November 30, 2010. The following chart shows the present value increase by participant:

Name	Fiscal 2010 Value	Fiscal 2011 Value	Increase in SRIP Value
Paul B. Toms, Jr.	$405,760	$598,205	$192,445
E. Larry Ryder	899,385	1,075,995	176,610
Raymond T. Harm	555,808	647,920	92,112
Bruce R. Cohenour .	83,123	-	(83,123)

Messrs. Cole and Raymond do not participate in the SRIP.

(5)
All Other Compensation for fiscal 2011 includes premiums paid by the Company for life insurance policies that support each executive’s benefit under the executive life insurance program (“ELIP”), disability income insurance premium reimbursement and matching contributions to the Company’s 401(k) plan.

Name	ELIP	Disability Income Insurance Premium Reimbursement	401(k) Match	Total
Paul B. Toms, Jr.	$48,050	$809	$8,783	$57,641
E. Larry Ryder	15,819	809	8,667	25,295
Alan D. Cole	-	809	4,813	5,621
Raymond T. Harm	28,124	809	8,080	37,012
Arthur G. Raymond, Jr.	-	606	5,009	5,616
Bruce R. Cohenour	9,773	674	7,668	18,115

Messrs. Cole and Raymond do not participate in the ELIP.

(6)
Mr. Ryder served as Executive Vice President – Finance and Administration and Chief Financial Officer until his retirement effective January 31, 2011, at which time his outstanding performance grants were forfeited and his participation in the ELIP terminated.

(7)	Mr. Raymond was hired during fiscal 2011.

(8)	Mr. Cohenour served as President-Casegoods Division from June 8, 2010 until his resignation effective November 30, 2010.

(9)
Represents a lump-sum payment made to Mr. Cohenour in connection with his promotion to President-Casegoods Division on June 8, 2010. As a result of his resignation effective November 30, 2010, Mr. Cohenour is required to repay this lump-sum payment to the Company.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during fiscal 2011 to the named executive officers.

	Grant Date for Equity	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards at	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of
Name	Incentive Plan Awards	Target ($) (1)	Threshold ($)	Target ($)	Maximum ($)	Stock and Option Awards (3)
Paul B. Toms, Jr.		$50,138
	4/28/10(4)		$108,264	$216,528	$324,791	$216,528
	4/28/10(5)		108,264	216,528	324,791	216,528

E. Larry Ryder (6)		43,453
	4/28/10(4)		82,369	164,737	247,106	164,737
	4/28/10(5)		82,369	164,737	247,106	164.737

Alan D. Cole		66,230
	4/28/10(4)		90,000	180,000	270,000	180,000
	4/28/10(5)		90,000	180,000	270,000	180,000

Raymond T. Harm		25,165
	4/28/10(4)		55,695	111,390	167,085	111,390
	4/28/10(5)		55,695	111,390	167,085	111,390

Arthur G. Raymond, Jr.		25,165
	4/28/10(4)		62,500	125,000	187,500	125,000
	4/28/10(5)		62,500	125,000	187,500	125,000

Bruce R. Cohenour(7)		30,198
	4/28/10(4)		63,003	126,006	189,010	126,006
	4/28/10(5)		63,003	126,006	189,010	126,006

(1)
Represents the estimated possible base incentive payout under the annual cash incentive plan for fiscal 2011, For additional discussion regarding the annual cash incentive plan, refer to Compensation Discussion and Analysis, which begins on page 10, including Annual Cash Incentive on page 15, and the Summary Compensation Table on page 21.

(2)
Represents the estimated future payouts under the performance grants awarded April 30, 2010. For additional discussion regarding these performance grants, refer to Compensation Discussion and Analysis, which begins on page 10, including Long-Term Performance Incentive on page 17 and the Summary Compensation Table on page 21.

(3)
Represents the grant date fair value of the performance grants awarded April 30, 2010 based on achieving 100% of the target performance levels for the two-year and three-year grants. For additional discussion regarding these performance grants, refer to Compensation Discussion and Analysis, which begins on page 10, including Long-Term Performance Incentive on page 17 and the Summary Compensation Table on page 21.

(4)	Refers to the two-year performance grant. For more information concerning the vesting of the two-year performance grant, refer to the Outstanding Equity Awards at Fiscal Year-End table on page 25.
(5)	Refers to the three-year performance grant. For more information concerning the vesting of the three-year performance grant, refer to the Outstanding Equity Awards at Fiscal Year-End table on page 25.
(6)
Mr. Ryder served as Executive Vice President – Finance and Administration and Chief Financial Officer until his retirement effective January 31, 2011, at which time his outstanding performance grants were forfeited

(7)
Mr. Cohenour resigned as President–Casegoods Division effective November 30, 2010 and, as a result, became ineligible to receive any payment under the annual cash incentive plan and forfeited his outstanding performance grants.

Employment Agreements and Other Employment Terms

The Company entered into an employment agreement with Mr. Raymond during fiscal 2011. Pursuant to the agreement, Mr. Raymond became Senior Vice-President - Casegoods Operations. The agreement provides for an annual base salary of $250,000, an annual bonus opportunity determined by the Chief Executive Officer, subject to prior approval by the Compensation Committee, grants of incentive awards under the Company’s Stock Incentive Plan as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, as well as certain other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to provisions addressing Mr. Raymond’s salary, annual bonus and other incentive awards, employee benefits and payments to be made to him upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company and its affiliates. For additional discussion regarding the terms of Mr. Raymond’s agreement, see Compensation Discussion and Analysis, which begins on page 10, and Potential Payments upon Termination or Change-in-Control, which begins on page 26.

The Company entered into an employment agreement with Mr. Cohenour during fiscal 2011, in connection with his promotion to President – Casegoods Division. The agreement provided an annual base salary of $300,000, a single lump-sum payment of $200,000, an annual bonus as determined in the discretion of the Compensation Committee, as well as other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to provisions addressing Mr. Cohenour’s salary, annual bonus and payments to be made to him upon his death, disability or termination of employment, the agreement also included customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company and its affiliates.  Mr. Cohenour resigned as President – Casegoods Division effective November 30, 2010 and, in connection therewith, is required to repay the $200,000 lump sum payment to the Company. For additional discussion regarding Mr. Cohenour’s agreement see Compensation Discussion and Analysis, which begins on page 10, and Potential Payments upon Termination or Change-in-Control, which begins on page 26.

The term of Mr. Cole’s employment agreement ended in July 2010. However, under that agreement Mr. Cole is still entitled to receive payments upon termination of his employment without cause. If Mr. Cole is terminated without cause he would receive, while living, his then current salary for 12 months. The agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees that continue after the term of the agreement. For additional discussion regarding Mr. Cole’s agreement see Potential Payments upon Termination or Change-in-Control, which begins on page 26.

Performance Grants

As discussed in greater detail in the Compensation Discussion and Analysis at page 17, the performance grants entitled the named executive officer to receive a payment equal to a “target amount,” increased or decreased by a percentage based on the Company’s cumulative earnings per share (“EPS”) and average annual return on equity (“ROE”) for a specified performance period.  Each participant’s target amount was expressed as a percentage of the executive’s base salary for the calendar year in which the grant was made.  Awards will vest on a prorated basis upon death or termination due to disability, if the Company meets its performance targets. The performance grants become fully vested without regard to the Company’s performance if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer terminates his employment for good reason during the year following a change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards, which consist of performance grants, held by the named executive officers at fiscal year-end.

Name	Grant Date	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Paul B. Toms, Jr.	4/30/08(2)	$108,624
	4/28/10(3)	216,528
	4/28/10(4)	216,528

E. Larry Ryder	4/30/08(2)	82,643
	4/28/10(3)	164,737
	4/28/10(4)	164,737

Alan D. Cole	4/30/08(2)	82,643
	4/28/10(3)	180,000
	4/28/10(4)	180,000

Raymond T. Harm	4/30/08(2)	55,881
	4/28/10(3)	111,390
	4/28/10(4)	111,390

Arthur G. Raymond, Jr.	4/28/10(3)	125,000
	4/28/10(4)	125,000

Bruce R. Cohenour	4/30/08(2)	(5)
	4/28/10(3)	(5)
	4/28/10(4)	(5)

(1)
Performance grants are denominated as a percentage of the named executive officer’s base salary as of January 1, 2008 for the grants awarded April 30, 2008 and as of January 1, 2011 for the grants awarded April 30, 2010, and are not expressed as a number of shares, units or other rights.  For additional discussion regarding the performance grants, refer to Compensation Discussion and Analysis, which begins on page 10, including Long-Term Performance Incentive on page 17, and the Summary Compensation Table on page 21.The amounts reflected in this column represent the amounts payable under each performance grant if the threshold level of performance is met for the performance goals for that performance grant.

(2)	These grants vested on January 30, 2011; however, the performance targets were not achieved and, as a result, no payments will be made under these grants.

(3)
100% vests on January 31, 2012 if the Company meets its performance targets.  Prorated vesting upon death or termination due to disability, contingent upon Company meeting its performance targets.  100% vests without regard to performance if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer terminates his employment for good reason during the year following a change in control.

(4)
100% vests on January 31, 2013 if the Company meets its performance targets.  Prorated vesting upon death or termination due to disability, contingent upon Company meeting its performance targets.  100% vests without regard to performance if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer terminates his employment for good reason during the year following a change in control.

(5)	Mr. Cohenour forfeited his outstanding performance grants as a result of his resignation effective November 30, 2010.

Pension Benefits

The following table sets forth information concerning the supplemental retirement income plan (“SRIP”) benefit for Messrs. Toms, Ryder and Harm (Messrs. Cole and Raymond do not participate in the plan):

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)
Paul B. Toms, Jr.	SRIP	$598,206
E. Larry Ryder	SRIP	1,075,995
Raymond T. Harm	SRIP	647,920
Bruce R. Cohenour	SRIP	(2)
(1) Assumes a discount rate of 5.25%, based on the Moody’s Aa Composite Bond Rate for January 2011 (rounded to the nearest 25 basis points).
(2) Mr. Cohenour resigned as President – Casegoods Division on November 30, 2010 and forfeited his right to benefits under this plan.

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage (50% for Mr. Toms and 40% for Messrs. Ryder and Harm) of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period before his termination of employment with the Company.

An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. Mr. Ryder was age 63 at his retirement on January 31, 2011 and was eligible for 90% of his monthly supplemental benefit. He will begin receiving payments upon completion of a six- month waiting period. Mr. Harm, age 61, is eligible for early retirement at 80% of his monthly benefit. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan). Additional information regarding the SRIP can be found under Compensation Discussion and Analysis beginning on page 10.

Potential Payments upon Termination or Change-in-Control

Supplemental Retirement Income Plan

Upon a change-in-control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of his plan benefit in a lump sum payment. A “change-in-control” includes, subject to certain exceptions:

▪	acquisition, other than from the Company, of 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock;

▪
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

The benefits payable under the SRIP are described further under Pension Benefits above.

The following table provides the estimated payment each named executive officer would have received under the SRIP if a change-in-control had occurred on the last day of fiscal 2011.

Name	Change-in-Control – SRIP (1)
Paul B. Toms, Jr.	$1,437,129
E. Larry Ryder	1,456,098
Raymond T. Harm	1,076,760
Bruce R. Cohenour	(2)
(1)   Calculated based on historical average salary and bonus amounts for the five-year period ended January 30, 2011 and assuming a discount rate equal to 120% of the short-term (0.52%), mid-term (2.34%) or long-term (4.66%) applicable federal rate for the month of January 2011 depending on the number of years remaining to the participant’s retirement at age 65.

(2) Mr. Cohenour forfeited his rights under this plan as a result of his resignation effective November 30, 2010.

If a SRIP participant were to die while employed by the Company and before payment of his vested benefit begins, his beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments. At the end of fiscal 2011, Messrs. Ryder and Harm, aged 63 and 61, respectively, were the only named executive officers who had vested benefits under the SRIP. Mr. Ryder was vested in 90% of his SRIP benefit at that date. If Mr. Ryder had died on the last day of fiscal 2011 his beneficiary would have been entitled to receive 180 monthly payments in the amount of $9,944. Mr. Harm was vested in 80% of his SRIP benefit at that date. If Mr. Harm had died on the last day of fiscal 2011, his beneficiary would have been entitled to receive 180 monthly payments in the amount of $7,195.

Performance Grants

The performance grants that have been awarded to the named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change in control” and (a) the executive’s employment is involuntarily terminated other than for “cause” or (b) he terminates his employment for “good reason” before the earlier of the end of the performance period or the first anniversary of the change in control.

A change in control includes, subject to certain exceptions

▪	Acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s Common Stock; or

▪
A majority of the members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The performance grants define “cause” as:

▪
The willful and continued failure to perform substantially the executive’s duties (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or Chief Executive Officer; or

▪	The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

The performance grants define good reason as:

▪	A material diminution in base compensation;

▪	A material diminution in authority, duties or responsibilities;

▪
A material diminution in the authority duties or responsibilities of the executive’s supervisor, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

▪	A material diminution in the budget over which the executive retains authority;

▪	A material change in the executive’s work location;

▪	Any other action or inaction that constitutes a material breach by the Company under the executive’s employment agreement, if any.

The following table provides the estimated payment each named executive officer would have received under his respective performance grants if a change-in-control had occurred and the executive’s employment was terminated by the Company without cause, or by the executive officer for good reason, on the last day of fiscal 2011.

Name	Payout under Performance Grants Upon Change in Control and Termination of Employment Without Cause or With Good Reason ($)(1)
Paul B. Toms, Jr.	$650,304
E. Larry Ryder	494,760
Alan D. Cole	497,075
Raymond T. Harm	334,541
Arthur G. Raymond, Jr.	250,000
Bruce R. Cohenour	(2)

(1)
This amount includes the amounts payable under the three-year performance grants awarded April 30, 2008 and the two-year and three-year performance grants awarded April 28, 2010, which are described in the Grants of Plan-Based Awards table on page 23 and the Outstanding Equity Awards at Fiscal Year-End table on page 25. The three-year performance grants awarded in April 2008 have expired and no amounts are now payable under those grants. The amounts disclosed in this table with respect to the expired April 2008 performance grants for Messrs. Toms, Ryder, Cole, and Harm are $217,249, $165,285, $165,285,and $111,761,respectively. Mr. Raymond did not receive an April 2008 performance grant, as he was hired during fiscal 2011.

(2)	Mr. Cohenour forfeited his outstanding performance grants when he resigned effective November 30, 2010.

Executive Life Insurance Program

Under the Company’s executive life insurance program, a death benefit of $1.5 million ($2.5 million for Mr. Toms) is payable if the participating named executive officer dies on or before his 60th birthday, and $1 million if he dies after his 60th birthday but on or before his 65th birthday. Mr. Tom’s beneficiary would have received a lump sum payment of $2.5 million, had he died on the last day of fiscal 2011.The beneficiaries for Messrs. Ryder and Harm would have received a lump sum payment of $1 million if, in each case, the named executive officer had died on the last day of fiscal 2011. Messrs. Cole and Raymond do not participate in the executive life insurance program. Mr. Cohenour forfeited his right to benefits under this program when he resigned effective November 30, 2010.

Employment Agreements

Mr. Raymond would receive payments under his employment agreement in connection with his death and upon termination of his employment by the Company without “cause” or by him for “good reason.” If Mr. Raymond were to die during the term of his agreement his estate would receive his salary and annual bonus, prorated through the date of his death. If Mr. Raymond’s employment is terminated by the Company without cause, or by him for good reason, during the term of his agreement, he would receive, while living and having signed a release of all claims and causes of action against the Company:

▪	his then current salary for a period equal to the lesser of (a) twelve (12) months following such termination of employment or (b) the balance of the three (3) year term of the agreement; and

▪	a prorated annual bonus for the performance year in which Mr. Raymond’s employment terminates, covering the portion of the final performance year for which he actually worked.

For purposes of Mr. Raymond’s agreement, “cause” means:

▪	fraud, dishonesty, theft, embezzlement or misconduct injurious to the Company or any of its affiliates;

▪	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude;

▪	competition with the Company or any of its affiliates;

▪	unauthorized use of any trade secrets of the Company or any of its affiliates or confidential information (as defined in the agreement);

▪	violation of any policy, code or standard of ethics generally applicable to the Company’s employees;

▪	a material breach of fiduciary duties owed to the Company;

▪	excessive and unexcused absenteeism unrelated to a disability; or

▪	after written notice and a reasonable opportunity to cure, gross neglect of assigned duties.

For purposes of Mr. Raymond’s agreement, “good reason” means, subject to certain notice obligations and cure periods, Mr. Raymond’s voluntary termination of employment with the Company within 120 days following the initial existence of one or more of the following conditions, which arise without Mr. Raymond’s written consent:

▪	a material diminution of his base compensation after a change of control;

▪	a material diminution in his authority, duties or responsibilities after a change of control;

▪	a change of the location at which he must perform services for the Company to more than 50 miles from Martinsville, Virginia; or

▪	any other action or inaction that constitutes a material breach by the Company of the agreement after a change of control.

For purposes of Mr. Raymond’s employment agreement “change of control” includes, subject to certain exceptions:

▪	acquisition, other than from the Company, of 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock;

▪
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; and

▪	all or substantially all of the Company’s assets are sold to another entity that is not controlled by the Company’s shareholders.

Mr. Raymond would not receive any post-termination payments (including earned but unpaid annual bonus with respect to any performance year or portion thereof preceding the termination date), other than the salary he had earned through the date his employment terminated, if his employment is terminated for cause.

The following table provides estimates of the aggregate payments that Mr. Raymond would receive under his employment agreement upon his death and termination without cause assuming, in each case, that the triggering event had occurred on the last day of fiscal 2011.

Name	Death	Termination Without Cause or for Good Reason
Arthur G. Raymond, Jr.	$0	$258,042
All amounts are calculated based on Mr. Raymond’s annual salary of $250,000 as of the last day of fiscal 2011 and his bonus for fiscal 2011, which was $8,042.

The term of Mr. Cole’s employment agreement ended in July 2010. However, under that agreement Mr. Cole is still entitled to receive payments upon termination of his employment without cause. If Mr. Cole is terminated without cause he would receive, while living, his then current salary for 12 months.

For purposes of Mr. Cole’s agreement, “cause” has the same meaning as under Mr. Raymond’s employment agreement.

Mr. Cole would not receive any post-termination payments, other than the salary he had earned through the date his employment terminated, if his employment is terminated for cause.

The following table provides an estimate of the aggregate payment that Mr. Cole would receive under his former employment agreement upon his termination without cause assuming that event had occurred on the last day of fiscal 2011.

Name	Termination Without Cause
Alan D. Cole	$300,000
All amounts are calculated based on Mr. Cole’s annual salary of $300,000 as of the last day of fiscal 2011 and his bonus for fiscal 2011, which was $0.

Mr. Cohenour resigned effective November 30, 2010. Under the terms of his employment agreement he was not entitled to receive any payments in connection with his resignation, other than his base salary through the date of his resignation. In addition, in connection with his resignation, Mr. Cohenour is required to repay to the Company a $200,000 lump sum payment he received upon entering his employment agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of January 30, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	0	N/A	716,093
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	716,093

(1)
The Company’s 2005 Stock Incentive Plan expired on March 30, 2010. At the 2010 Annual Meeting of Shareholders, the Company’s shareholders approved the 2010 Amendment and Restatement of the 2005 Stock Incentive Plan (“Stock Incentive Plan”).

(2)
Shares allocable to incentive awards granted under the Company’s Stock Incentive Plan that expired, were forfeited, lapsed or otherwise terminated or were cancelled were added to the shares available for incentive awards under the plan.  Any shares covered by a stock appreciation right are counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised.  In addition, any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares of Common Stock covered by an incentive award that is settled in cash are added to the shares available for incentive awards under the plan.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of Forms 3, 4 and 5 filed during or with respect to the fiscal year ended January 30, 2011, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 18, 2011 (unless noted otherwise below) by:

▪	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

▪	each director and director nominee;

▪	each named executive officer; and

▪	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Franklin Resources, Inc. (1)	1,479,534	(1)	13.7
Royce & Associates, LLC (2)	1,305,400	(2)	12.1
T. Rowe Price Associates, Inc. (3)	1,039,900	(3)	9.6
Dimensional Fund Advisors LP (4)	781,045	(4)	7.2
NWQ Investment Management Company, LLC (5)	598,474	(5)	5.6
Paul B. Toms, Jr.	138,158	(6)	1.3
E. Larry Ryder	41,043		*
W. Christopher Beeler, Jr.	22,326		*
Henry G. Williamson, Jr.	20,169	(7)	*
Raymond T. Harm	16,099		*
John L. Gregory, III	9,068		*
David G. Sweet	6,508	(8)	*
Mark F. Schreiber	5,989		*
Arthur G. Raymond, Jr.	500		*
Alan D. Cole	-		*
Bruce R. Cohenour (9)	-		*
All directors and executive officers as a group (11 persons)	261,773		2.4%

*      Less than one percent.

(1)
The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G/A filed with the SEC on February 3, 2011. Franklin Resources, Inc., its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources, Inc.), reported holdings of the Company’s Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reported that Franklin Advisory Services, LLC has sole voting power for 1,409,034 shares and sole disposition power for all 1,479,534 shares. The principal business address of Franklin Resources, Inc., Charles B. Rupert and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The principal business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(2)
The beneficial ownership information for Royce & Associates, LLC is based upon a Schedule 13G/A filed with the SEC on January 13, 2011. Royce & Associates, LLC, a registered investment adviser, reported that it has sole voting and disposition power with respect to all 1,305,400 shares. The principal business address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(3)
The beneficial ownership information for T. Rowe Price Associates, Inc. is based upon a Schedule 13G/A filed with the SEC on February 10, 2011.  T. Rowe Price Associates, Inc., a registered investment adviser, reported that it has sole voting power for 79,900 shares and sole disposition power for all 1,039,900 shares, and that T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company, has sole voting power for 960,000 of the shares.   The principal business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
The beneficial ownership information for Dimensional Fund Advisors LP is based upon a Schedule 13G filed with the SEC on February 11, 2011. The Schedule 13G indicates that Dimensional Fund Advisors LP, a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), reported holdings of the Company’s Common Stock beneficially owned by the Funds. Dimensional Fund Advisors LP reported that neither it nor its subsidiaries possessed voting and/or investment power over the Company’s Common Stock owned by the Funds, and disclaimed beneficial ownership of such Company Common Stock.  The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G/A filed with the SEC on February 14, 2011. The Schedule 13G/A indicates that NWQ Investment Management Company, LLC, a registered investment adviser, has sole disposition power with respect to all 598,474 of such shares and sole voting power with respect to 433,287 of such shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(6)	Mr. Toms has sole voting and disposition power with respect to 106,614 shares and shared voting and disposition power with respect to 31,544 shares.
(7)	Mr. Williamson has sole voting and disposition power with respect to 7,669 shares and shared voting and disposition power with respect to 12,500 shares.
(8)	Mr. Sweet has sole voting and disposition power with respect to 5,708 shares and shared voting and disposition power with respect to 800 shares.
(9)	Mr. Cohenour served as President – Casegoods Division until November 30, 2010, at which time he resigned from the Company.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2012, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of the Company’s independent registered public accounting firm, but the Company submits their selection in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as the Company’s independent registered public accounting firm for fiscal 2012. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

▪	fiscal year ended January 30, 2011, and

▪	fiscal year ended January 31, 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees	$457,000	$480,000
Audit-Related Fees	None	None
Tax Fees	36,000	39,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice.  For fiscal 2011, tax matters included consulting in connection with international tax planning and compliance. In 2010, tax matters included consulting in connection with international tax planning and compliance and federal tax projects.

Audit Committee Pre-approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to pre-approve those services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any pre-approval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees for each fiscal year presented above was approved by the Committee pursuant to the de minimis waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 29, 2012.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. The Company encourages shareholders to read the disclosures under Executive Compensation, beginning on page 10, which include the Compensation Discussion and Analysis, the compensation tables and the narratives that accompany those tables, for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2011 and the compensation awarded to the named executive officers.

As described under Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:

▪	attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders; and

▪	motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. To the extent there is any significant vote against named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation, the Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that shareholders be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of named executive officers. Shareholders may indicate whether they would prefer that the Company conduct an advisory vote on executive compensation every one, two, or three years, or abstain from voting on this proposal. This non-binding “frequency” vote is required at least once every six years beginning with the 2011 Annual Meeting.

The Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. The Board believes that an annual advisory vote on executive compensation will allow shareholders to provide us with timely, direct input on executive compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one-year period for holding this shareholder vote will enhance shareholder communication by providing a regular means for the Company to obtain information on investor sentiment about executive compensation.

This vote is advisory and not binding on the Company or the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the most votes cast by  shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2012 Annual Meeting

The Company plans to hold the 2012 Annual Meeting on June 5, 2012. The Company’s bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder of record, the shareholder must, in addition to other applicable requirements, give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2012 Annual Meeting, the notice must be received no later than January 7, 2012. The shareholder’s notice must include:

▪	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

▪	the number of shares of stock of the Company beneficially owned by the shareholder;

▪	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

▪	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

▪	any interest that the shareholder may have in such business.

The proxies for the 2012 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 22, 2012.

A proposal that any shareholder desires to have included in the proxy statement for the 2012 Annual Meeting of shareholders must be received by the Company no later than January 7, 2012 and must comply with the SEC rules regarding shareholder proposals.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

May 6, 2011